Registration No. 333-________________

   As filed with the Securities and Exchange Commission on September 14, 2001


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            Bay National Corporation
             (Exact Name of Registrant as Specified in its Charter)

           Maryland                                       52-2176710
   (State of Incorporation)                    (IRS Employer Identification No.)

                              2328 West Joppa Road
                               Baltimore, MD 21093
                    (Address of Principal Executive Offices)

                   Bay National Corporation Stock Option Plan
                            (Full Title of the Plan)

                                               Copies to:
Hugh W. Mohler, President                      Melissa Allison Warren, Esquire
Bay National Corporation                       Ober, Kaler, Grimes & Shriver
2328 West Joppa Road                           120 E. Baltimore Street
Baltimore, MD 21093                            Baltimore, Maryland 21202
(410) 494-2580    (410) 347-7684
(Name, Address and Telephone Number of Agent for Service)



                         CALCULATION OF REGISTRATION FEE

 Title of Securities            Amount            Proposed Maximum       Proposed Maximum           Amount of
        to be                    to be             Offering Price            Aggregate            Registration
     Registered              Registered(1)          Per Share (2)       Offering Price (2)           Fee (2)
Common Stock,               200,000 shares              $7.275             $ 1,455,000               $363.75
$0.01 par value

(1) Together with such indeterminate number of additional shares as may be issuable to avoid dilution as the result of a stock split, stock dividend or similar adjustment of the Common Stock pursuant to 17 C.F.R. Section 230.416(a).


(2) Estimated pursuant to Rule 457(h)(l) solely for the basis of calculating the registration fee, based on the average of the bid and asked price as reported by the OTC Bulletin Board on August 17, 2001.


This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act of 1933, as amended.

                                     Part I


              Information Required in the Section 10(a) Prospectus

         The documents containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Securities Act Rule 428(b)(1).

                                     Part II

               Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference


         The following documents filed or to be filed with the Commission are incorporated by reference in this Registration Statement:

         (a) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000, which includes the consolidated statements of financial condition of the Company and Subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flow for each of the years in the two-year period ended December 31, 2000, together with the related notes and report of independent certified public accountants dated January 26, 2001 and filed with the Commission on March 30, 2001.

         (b) The Registrant's Form 10-QSB Report for the fiscal quarter ended March 31, 2001, filed with the Commission on May 11, 2001.


         (c) The Registrant's Form 10-QSB Report for the fiscal quarter ended June 30, 2001, filed with the Commission on August 13, 2001.

         All documents filed by the Registrant pursuant to Sections 13(a) and
(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference from the date of filing of such documents. Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


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

Item 4.  Description of Securities

         Bay National Corporation is authorized to issue nine million (9,000,000) shares of common stock, par value $0.01 per share. As of the date of this Registration Statement, Bay National Corporation has 1,242,020 shares of its common stock, $0.01 par value per share, issued and outstanding. The outstanding shares of common stock currently are, and the shares of common stock to be issued in this offering will be, upon payment described in this prospectus, fully paid and nonassessable. Subject to all the rights of holders of any other class or series of stock, holders of common stock are entitled to receive dividends if and when the Board of Directors of Bay National Corporation declares dividends from funds legally available. In addition, holders of common stock share ratably in the net assets of Bay National Corporation upon the voluntary or involuntary liquidation, dissolution or winding up of Bay National Corporation, after distributions are made to anyone with more senior rights.

         In general, each outstanding share of common stock entitles the holder to vote for the election of directors and on all other matter requiring stockholder action, and each share is entitled to one vote. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

         Holders of common stock have no conversion, sinking fund, redemption rights or preemptive rights to subscribe to any securities of Bay National Corporation or Bay National Bank, our subsidiary.

         Bay National Corporation's charter grants the board of directors the right to classify or reclassify any unissued shares of common stock from time to time by setting or changing the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption. Accordingly, the board of directors could authorize the issuance of additional shares of common stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which some of Bay National Corporation's stockholders might believe to be in their best interests or in which they might receive a premium for their shares of common stock over the market price of such shares. As of the date hereof, Bay National Corporation has no plans to classify or reclassify any unissued shares of the common stock.


Item 5.  Interests of Named Experts and Counsel

         Neither the named experts nor counsel referenced below have an interest in the Registrant.

Item 6.  Indemnification of Directors and Officers

         Section 2-418 of the Maryland General Corporation Law establishes provisions whereby a corporation may indemnify any director or officer made party to a civil, criminal, administrative or investigative actions, suit or proceeding by reason of service in the capacity of a director or officer, against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with such proceeding, unless it is proved that (a) the act or omission for which the director or officer seeks indemnification was material to the matter giving rise to the action, suit or proceeding and either




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

was committed in bad faith or was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. If the proceeding is a derivative suit in favor of the corporation, indemnification may not be made in any proceeding in which the director or officer is adjudged to be liable to the corporation. The statute also provides for indemnification of directors and officers by court order.

         The Registrant's Charter provides for indemnification and the advancement of expenses for any person who is serving or has served as a director or officer of the Registrant to the fullest extent permitted under Maryland law.

         The Registrant maintains officers' and directors' liability insurance in the amount of $5,000,000.

Item 7.  Exemption From Registration Claimed

         Not applicable.

Item 8.  List of Exhibits

         The following exhibits are filed with or incorporated by reference in this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-B):

          5 Opinion of Ober, Kaler, Grimes & Shriver as to the legality of the Common Stock.

          10.1 Bay National Corporation Stock Option Plan.

          10.2 Form of Incentive Stock Option Agreement for Bay National Corporation Stock Option Plan

          23.1 Consent of Ober, Kaler, Grimes & Shriver (contained in the opinion included as Exhibit 5).

          23.2 Consent of Stegman & Company.

Item 9.  Undertakings

         The undersigned Registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the



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

         aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

         2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Plan;

         4. That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, Officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, Officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, Officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



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


                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, Bay National Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Baltimore, State of Maryland, this 20th day of August, 2001.


                            BAY NATIONAL CORPORATION


                                        By:  /s/ Hugh W. Mohler
                                           ----------------------
                                              Hugh W. Mohler,
                                               President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

        Name                                         Title                                     Date

/s/ Hugh W. Mohler                         Director and President                            August 20, 2001
-------------------------------            (Principal Executive Officer)
Hugh W. Mohler

/s/ Mark A. Semanie                        (Principal Accounting                             August 20, 2001
-------------------------------            and Financial Officer)
Mark A. Semanie

                                           Director
-------------------------------
James C. Alban, Jr.

/s/ Carroll A. Bodie                       Director                                          August 20, 2001
-------------------------------
Carroll A. Bodie

/s/ Charles E. Bounds                      Director                                          August 20. 2001
-------------------------------
Charles E. Bounds

                                           Director
-------------------------------
John R. Lerch

/s/ Donald G. McClure, Jr.                 Director                                          August 20, 2001
-------------------------------
Donald G. McClure, Jr.

/s/ Robert L. Moore                        Director                                          August 20, 2001
-------------------------------
Robert L. Moore


                                       6

/s/ H. Victor Rieger, Jr.                  Director                                          August 20, 2001
-------------------------------
H. Victor Rieger, Jr.

/s/ Margaret Knott Riehl                   Director                                          August 20, 2001
-------------------------------
Margaret Knott Riehl

/s/ William B. Rinnier                     Director                                          August 20, 2001
-------------------------------
William B. Rinnier

/s/ Edwin A. Rommel, III                   Director                                          August 20, 2001
-------------------------------
Edwin A. Rommel, III

                                           Director
-------------------------------
Henry H. Stansbury

/s/ Kenneth E. Trout                       Director                                          August 20, 2001
-------------------------------
Kenneth H. Trout

/s/ Eugene M. Waldron, Jr.                 Director                                          August 20, 2001
-------------------------------
Eugene M. Waldron, Jr.



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



                                  EXHIBIT INDEX


       Exhibit
         No.                                             Description

         5        Opinion of Ober, Kaler, Grimes & Shriver

         10.1     Bay National Corporation Stock Option Plan

         10.2 Form of Incentive Stock Option Agreement for Bay National Corporation Stock Option Plan

         23.1 Consent of Ober, Kaler, Grimes & Shriver (contained in the opinion included as Exhibit 5)

         23.2     Consent of Stegman & Company














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